Exhibit 99.1

John F. Cassidy, Jr. Elected to Albany International Board of Directors

          ALBANY, N.Y., Nov. 9 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PSE/FWB: AIN) announced today that Dr. John F. Cassidy, Jr. has been elected to its Board of Directors, increasing the number of directors to ten. Dr. Cassidy was also named a member of the Company’s Compensation Committee.

          Dr. Cassidy, 61, most recently served as Senior Vice President, Science and Technology, at United Technologies Corp. (UTC), responsible for the company’s global research and engineering activities. Prior to joining UTC in 1988, Dr. Cassidy served at the General Electric Corporate Research and Development Laboratories from 1981 through 1988, where his responsibilities included control systems research and development.

          Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering, and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation.

          A native of Troy, New York, Dr. Cassidy earned his bachelor’s, master’s, and doctoral degrees in electrical engineering from Rensselaer Polytechnic Institute.

          Albany International is the world’s largest producer of paper machine clothing and high performance doors with manufacturing plants strategically located to serve its customers throughout the world. Founded in 1895, the Company is headquartered in Albany, New York and employs approximately 5,700 people worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.

SOURCE  Albany International Corp.
          -0-                                        11/09/2005
          /CONTACT:  Kenneth C. Pulver, Vice President - Global Marketing & Communications, Albany International Corp., +1-518-445-2214/
          /Web site:  http://www.albint.com /
          (AIN)